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                                                                    Exhibit 10.3


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re:                                           :     Case No. 01-13404 (AJG)

RELIANCE GROUP HOLDINGS, INC., et al.,           :     Chapter 11
                                                       Jointly Administered
                              Debtors.           :

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         ORDER PURSUANT TO SECTIONS 363, 541 AND 105 OF THE BANKRUPTCY
            CODE AND BANKRUPTCY RULE 9019 APPROVING SETTLEMENT AMONG THE COMMITTEES AND THE PENNSYLVANIA INSURANCE COMMISSIONER

         Upon the motion (the "Motion")1 of the Official Unsecured Bank Committee (the "Bank Committee") and the Official Unsecured Creditors' Committee (the "Creditors Committee" and, together with the Bank Committee, the "Committees"), for the Chapter 11 estates of Reliance Group Holdings, Inc. ("RGH") and Reliance Financial Services Corp. ("RFSC"), debtors and debtors in possession (RFSC, together with RGH, the "Debtors"), seeking entry of an order, pursuant to Sections 363, 541 and 105 of the title 11 of the United States Code (the "Bankruptcy Code") and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), approving that certain settlement agreement (the "Agreement") between the Committees and the Commissioner of Insurance for the Commonwealth of Pennsylvania (the "Commissioner"), in her capacity as the liquidator ("in such capacity, the "Liquidator") of Reliance Insurance Company ("Reliance"), dated April 1, 2003, and the related letter agreement (the "Side Letter") between the Committees and the Commissioner in her capacity as Liquidator dated April 4, 2003 (the Agreement and Side Letter collectively, the "Settlement"), a copy of which Settlement is annexed to the Motion, and the limited objection dated May 9, 2003 (the "Limited Objection") of the Debtors to




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1 All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Motion.




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the Motion ; and it appearing that due and sufficient notice has been given to all parties in interest as required by Bankruptcy Rules 2002, 9006, 9019 and the Local Rules of this Court and this Court's Order dated April 23, 2003; and this Court having considered the Motion; and it further appearing the relief sought in the Motion is appropriate based upon the record of the hearing in these cases held before this Court to consider the Motion; and it further appearing that this Court has jurisdiction to consider the Motion and the relief requested therein; and after due deliberation; and sufficient cause appearing therefor; it is hereby

         ORDERED, that the Motion is hereby granted and approved in all respects; and it is further

         ORDERED, that the Limited Objection is found to be without merit and is overruled; and it is further

         ORDERED, that the Settlement, a copy of which is annexed hereto, is hereby approved and authorized in all respects; and it is further

         ORDERED, that this Court retains jurisdiction to enforce and interpret any provision of the Settlement; and it is further

         ORDERED, that as set forth in Paragraph 4(f) of the Agreement the automatic stay extant pursuant to Section 362 of the Bankruptcy Code is hereby modified for the limited purpose of permitting the Liquidator to serve and enforce any request for the production of documents and things under Rules 34 and 45 of the Federal Rules of Civil Procedure and Bankruptcy Rules 7034 and 9016; and it is further

         ORDERED, that as set forth in Paragraph 7(e) of the Agreement all payments or payment obligations of the Debtors, the Liquidating Trustee (as defined in the Settlement), or the Committees to the Liquidator or Reliance under the Settlement shall be given first priority administrative status; and it is further

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         ORDERED, that as set forth in the Side Letter the Debtors shall be permitted to use the Current Cash (as defined in the Settlement) and shall have sole discretion as to the use of such cash, subject to the provisions of the Settlement, the Bankruptcy Code and the Bankruptcy Rules, provided, however, that the amount of Current Cash shall at no time and in no event be less than $45 million plus accumulated interest, from the later of the date of entry of
(i) this Order or (ii) the order approving the Settlement entered by the Commonwealth Court of Pennsylvania, until the date of distribution of the Current Cash pursuant to Section 5(a) of the Settlement; and it is further

         ORDERED, that as set forth in the Side Letter Reliance shall be granted an allowed constructive trust claim in the amount of $45 million plus accumulated interest as set forth above (the "Allowed Constructive Trust Claim"); and it is further

         ORDERED, that as set forth in the Side Letter all taxes payable on or with respect to the Allowed Constructive Trust Claim (including, but not limited to, any taxes that may be imposed under Section 468B of the Internal Revenue Code or the Treasury Regulations promulgated thereunder), shall be paid by Reliance or the Liquidator, on behalf of Reliance (and, to the extent NOLs (as defined in the Settlement)) are utilized, shall reduce Reliance NOLs (as defined in the Settlement) (other than Excess NOLs (as defined in the Settlement)); however, Reliance and the Liquidator reserve the right to contest the assessment of any such taxes; and it is further

         ORDERED, that nothing herein shall provide an independent basis for any insurer to deny coverage under any insurance policy, including, without limitation, any insurance policy identified on Exhibit A to the Settlement; it is further

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        ORDERED, that as set forth in the last sentence of Paragraph 5(a) of the Settlement, RGH shall not distribute any moneys held for the Liquidator without the Liquidator's prior written consent and that such moneys shall be held in investments as directed by the Liquidator, subject to the approval of the Bankruptcy Court; and it is further

         ORDERED, that the Settlement, and this Order approving the Settlement shall be binding upon the parties to the Settlement and the Debtors and the Debtors' Estates and any successors in interest including without limitation a Chapter 7 trustee or any liquidating trustee, and each such person is hereby authorized and directed to implement and carry out the terms of the Settlement.
Dated: New York, New York
May 28, 2003
                                   /s/ Arthur J. Gonzalez
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                                   UNITED STATES BANKRUPTCY JUDGE





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